Exhibit 99.1

Eagle Bulk Shipping COMPLETES ACQUISITION OF 9 Ultramax Vessels

STAMFORD, CT, March 27, 2017 - Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced the successful acquisition of three contingent vessels from Greenship Bulk. As originally announced on February 28, 2017, the Company reached a definitive agreement to purchase a minimum of 6 and up to 9 Crown-63 Ultramax dry bulk sister vessels for an aggregate price of $153M. Based on the approval earlier today from Greenship Bulk Trust, all nine vessels have now been confirmed.

Gary Vogel, Eagle Bulk's CEO, commented, “We are pleased to have been able to secure this fleet acquisition of 9 quality Ultramax vessels, and look forward to having them join Eagle’s fleet over the coming months.”

Eagle Bulk is naming all 9 vessels after Connecticut coastal towns, the home of Eagle’s headquarters:

New Eagle Vessel Names		Year Built	Current Names under Greenship Ownership

1	M/V WESTPORT EAGLE	2015	JS Potomac
2	M/V FAIRFIELD EAGLE	2013	JS Missouri
3	M/V GREENWICH EAGLE	2013	JS Yukon
4	M/V MADISON EAGLE	2013	JS Yangtse
5	M/V MYSTIC EAGLE	2013	JS Tamise
6	M/V ROWAYTON EAGLE	2013	JS Mekong
7	M/V SOUTHPORT EAGLE	2013	JS Mississippi
8	M/V GROTON EAGLE	2013	JS Narmada
9	M/V STONINGTON EAGLE	2012	JS Garonne

With the addition of these nine vessels, the Eagle Bulk fleet will consist of 50 owned vessels.

As previously announced, Eagle Bulk will report its financial results for the fourth quarter and full year ended December 31, 2016, after the close of stock market trading on Thursday, March 30th. Members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Friday, March 31st to discuss the results.

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/ Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.  The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission.  The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Frank De Costanzo

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 203-276-8100

Media and Investor Contact

Jonathan Morgan or Alex Hinson

Perry Street Communications

212-741-0014

eagle@perryst.com

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